Our Ref: Macau Branch

Private & Confidential

12 February 2008

SMC (Comercial Offshore De Macau) Limitada
Avenida da Praia Grande, No.371,
Edificio Comercial Keng Ou, 11 andar C,
Macau

Attn: Mr. Zheng, Danny

Dear Sirs

BANKING FACILITIES

With reference to our recent discussions, we are pleased to advise that we have reviewed your banking facilities and offer you the undermentioned revised limits (the "Facilities") which will be made available subject to the terms and conditions outlined herein and satisfactory completion of the security detailed below:-

Facilities and Limits

For establishment of documentary letters of credit (LC) for your account in favour of third parties and covering import of goods in the ways acceptable to us and/or acceptance of bills drawn thereunder, and/or for trust receipt facility (TR) relating to goods imported and financed under our documentary letters of credit established for your account.	USD500,000.00
For negotiation of discrepant documents, secured or unsecured by goods, presented under export letters of credit issued by banks acceptable to us (LG).	USD3,000,000.00
Factoring facility. (For detailed terms and conditions, please refer to a separate letter dated 12 February 2008 which also forms an integral part of this letter.).	USD1,600,000.00

Security and Documentation

As security and documentation, we require:-

(1) A legally notarized Livrança for HKD45,000,000.00 to be executed by you together with a letter of authority to insert maturity date at our option. The Livrança must be signed in the presence of a Macao Public/Private Notary.

As security and documentation, we shall continue to hold:-

(1) An unlimited Deed of Guarantee and relevant supporting board resolution in form and substance acceptable to us already executed by Singing Machine Company Inc. (the "Guarantor") in our favour. -

Interest

Interest on financed bills/loans shall be charged at 2% per annum above 1/2 month(s) LIBOR (London Interbank Offered Rate) for United States Dollars transactions or at 2% per annum above 1/2 month(s) HIBOR (Hong Kong Interbank Offered Rate) for Hong Kong Dollar transactions, subject to market availability, as shall be quoted by Hang Seng Bank Limited on the first day of the relevant interest period. Interest on loans will be payable on monthly basis.

Tenor

Maximum tenor for import DC loan will be 60 days.

Fee

A non-refundable facility handling fee of HKD10,000.00 shall be payable by you to us upon acceptance of the facilities and annual/review fee in such amount as we may prescribe from time to time. We are authorized to debit the current account maintained by you with us for the handling fee.

Default Interest

Notwithstanding the provisions above for the charging of interest, all sums (whether principal, interest, fees, charges or otherwise) due but unpaid in respect of the Facilities shall bear interest at such rate from time to time determined by us at our absolute discretion.

Set-off

We may, at any time and without notice, apply and set-off any credit balance to which you are entitled on any account with us or any other moneys owed by us to you in or towards satisfaction of any obligations owing to us by you. For this purpose, we are authorised to purchase, at our prevailing exchange rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account or to effect conversion of one currency into another in any other manner.

Expenses

We may, from time to time at our absolute discretion and without prior notice to or consent from you, impose further charges and fees which may be chargeable on the Facilities of the same type and change the terms of the existing and future charges and fees, including the rate thereof. All expenses, legal or otherwise, if any, in connection with the Facilities are to be borne by you.

Taxes

All payments of principal and interest on amounts due under the Facilities shall be made free and clear of all present and future taxes, withholdings of any nature whatsoever.

Use of data

All data relating to you (the "Data") may be transferred to and used by the Bank's offices and/or branches in Macao or elsewhere and used and disclosed by the Bank for such purposes and to such persons in accordance with the Bank's policies on use and disclosure of personal data as set out in statements, circulars, notices or terms and conditions made available by the Bank to customers from time to time. The Bank may transfer the Data outside the Macao Special Administrative Region, conduct matching procedures using the Data and such other personal data and information relating to you, disclose the Data to any non-group company of the Bank for marketing purposes and provide banker's or credit references in respect of you.

Others

(1) The Guarantor shall undertake to ensure that the following covenants are complied as of the end of each financial year:

a) Consolidated Tangible Net Worth (not including minority interest and intangible assets) shall not be less than USD2,500,000.00;

b) The ratio of Total Bank Borrowing (not including advance on bills receivable) to Consolidated Tangible Net Worth shall not exceed 0.5x;

c) The ratio of Current Assets to Current Liabilities shall not be less than 1.5x.

(2) The issuance of import documentary credit(s) should be fully supported by export documentary credit(s) or purchase orders issued by Radioshack Global Sourcing (Hong Kong) Limited.

(3) Proceeds from export bills financing are used to repay import loan outstanding if applicable.

(4) All fee, costs and expenses incurred in connection with the Facilities shall be for the account of the Borrower.

(5) The Borrower and the Guarantor shall provide us with a certified copy of your annual audited accounts/ financial statements within 3 months following the end of each financial year and such other relevant financial information as we shall from time to time reasonably request.

(6) You shall pay to us upon demand or at the time agreed in this letter all fees, charges, commissions, costs, expenses (legal or otherwise, including without limitation stamping, registration or other duties) and other sums incurred by us in connection with the negotiation, preparation, execution and registration of the documents contemplated hereby, the administration of the Facilities, any amendment, waiver or consent, or proposal for any of the foregoing, or the exercise, enforcement of or preservation of any rights hereunder or under the related documents or otherwise in connection with the Facilities. We shall be entitled to debit all or any of the aforesaid sums from the current account or such other accounts maintained by you with us without prior notice.

Governing Law

These Facilities are subject to the laws of Macao Special Administrative Region with non-exclusive jurisdiction of courts of Macao Special Administrative Region.

The Facility is subject to our review at any time. Notwithstanding anything to the contrary hereinbefore contained, we shall not be bound to grant any of the Facility at all or beyond such sum as we may at our sole discretion consider safe to the intent that we retain the absolute right to withdraw, suspend and/or reduce from time to time the Facility or any of them and/or the extent of any of the Facility for so long and to or in such amount as we may at our sole discretion deem fit upon prior notice to the Borrower.

The Facility is subject to our customary overriding right of repayment on demand and is also subject to our right to call for cash cover on demand for prospective and contingent liabilities.

Kindly sign and return to us the duplicate of this letter together with the attached "Extracts from the Minutes of a Meeting of the Board of Directors" to indicate your acceptance of this credit facility arrangement **within one month from the date of this letter** and if not accepted by that date, will be deemed to have lapsed unless extended by us at our sole and absolute discretion. All other security documentation required, if any, under the Facilities must also be executed to our complete satisfaction by the above specified date, failing which the Facilities are subject to withdrawal or revision at our absolute discretion.

Should the Borrower have any queries, please do not hesitate to contact our Head of Commercial Banking Section, Mr. James Ng at (853) 8598 7103.

We trust that the Borrower will make active use of the Facility and are pleased to be of continued service to you.

Yours faithfully

Kwan Hin Chiu
Assistant Branch Manager

Charles Kwan
Branch Manager

Z:Credit Admin/Facility/Letter of Offer/SMC (MCO) Ltd